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                                  EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of Vermont Pure Holdings, Ltd.
Randolph, Vermont

We hereby consent to the incorporation by reference in (a) the Registration Statements No. 333-95908, 333-64044, 333-100310 and 333-109882 on Form S-8 of
Vermont Pure Holdings, Ltd. (the "Company") and (b) the Company's Annual Report on Form 10-K for the Fiscal Year Ended October 31, 2003 ("fiscal year 2003"), of our report dated December 13, 2002 that appears in the Company's Annual Report on Form 10-K for the Fiscal Year Ended October 31, 2002 ("fiscal year 2002"). We express no opinion as to the fiscal year 2002 information set forth in Note 6 of the Company's consolidated financial statements for fiscal year 2003.

/s/ GRASSI & CO., CPAs, PC.
New York, New York
January 27, 2004